Exhibit 5.1

June 8, 2011

Patrick Industries, Inc.
107 West Franklin Street
Elkhart, Indiana 46515

Re:	Registration Statement on Form S-3 Filed by Patrick Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel for Patrick Industries, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) relating to the resale from time to time by certain shareholders of the Company (the “Selling Shareholders”) of up to 250,000 shares of the Company’s common stock, without par value (the “Common Stock”), together with 250,000 Preferred Share Purchase Rights which are currently attached to, and trade with, the Common Stock.  The Common Stock may be offered and sold from time to time pursuant to Rule 415 under the Securities Act.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the opinions expressed herein, we have examined and considered a copy of the resolutions duly adopted by the Board of Directors of the Company approving the Registration Statement and such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  In addition, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the shares to be sold by the Selling Shareholders, and the related Preferred Share Purchase Rights, have been duly authorized and are legally and validly issued, fully paid and nonassessable shares, and that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock have been duly taken.

Our opinions set forth above are limited to the Indiana Business Corporation Law and the federal securities laws of the United States, which in our experience are generally applicable to opinions of this type.  We express no opinion as to the laws of any other jurisdiction.

We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement.

Very truly yours,

/s/ McDermott, Will & Emery LLP